Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-104784 of Central European Media Enterprises Limited on Form S-3 of our report dated February 15, 2002 of Produkcija Plus d.o.o. (the "Company") appearing in Amendment No. 4 to the Annual Report on Form 10-K/A, of Central European Media Enterprises Limited for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche Revizija d.o.o.
Ljubljana, Slovenia
16 January 2004